UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 8, 2020

SYNLOGIC, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37566	26-1824804
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
301 Binney St., Suite 402 Cambridge, MA		02142
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (617) 401-9975

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	SYBX	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Election of Director

On December 8, 2020, the Board of Directors (the “Board”) of Synlogic, Inc. (the “Company”), following the recommendation of the Nominating and Corporate Governance Committee of the Board, appointed Michael Heffernan effective December 8, 2020 (the “Effective Date”), as a director to the Board to serve as a Class II Director with a term expiring at the Company’s 2023 annual meeting of stockholders.

Mr. Heffernan is the Founder and Chairman of the Board of Collegium Pharmaceutical, Inc. (“Collegium”), a specialty pharmaceutical company developing and commercializing products for people suffering from pain and served as the President and Chief Executive Officer of Collegium from October 2003 to June 2018. Previously, Mr. Heffernan was the Chief Executive Officer of PreCision Dermatology (formerly Onset Dermatologics), a dermatology focused company that was spun out of Collegium and which was acquired by Valeant Pharmaceuticals International in 2014. Previously, Mr. Heffernan was Co-founder and Chief Executive Officer of Clinical Studies Ltd., a pharmaceutical contract research organization that was acquired by PhyMatrix Corp. and later served as Chief Executive Officer and Chairman of PhyMatrix. Mr. Heffernan began his career at Eli Lilly and Company and served in numerous sales and marketing roles. Mr. Heffernan is currently a member of the Board of Directors of Trevi Therapeutics, Inc., Akebia Therapeutics, Inc. and Biohaven Pharmaceutical Holding Company Ltd. Mr. Heffernan is also on the private company Board of Directors of Carisma Therapeutics, Inc., where he also serves as Chairman and Avenge Bio, Inc., which he co-founded. Mr. Heffernan earned his B.S. Degree in pharmacy from the University of Connecticut and is a Registered Pharmacist.

In connection with Mr. Heffernan’s election to the Board, and pursuant to the Company’s Amended and Restated Non-Employee Director Compensation Program (the “Director Compensation Program”), on December 8, 2020, Mr. Heffernan was granted a stock option to purchase 30,000 shares of the Company’s common stock. The stock option has an exercise price per share equal to the closing price of the Company’s common stock on The Nasdaq Capital Market on the date of grant. The stock option will vest in substantially equal installments on each of the first three anniversaries of the date of grant, subject to Mr. Heffernan’s continued service as a director.

In addition, Mr. Heffernan is entitled to receive an annual cash retainer of $40,000 for his service as a non-employee director of the Company pursuant to the Director Compensation Program, prorated for the portion of the year that Mr. Heffernan serves as a director.

Also in connection with Mr. Heffernan’s election to the Board, Mr. Heffernan and the Company will enter into an indemnification agreement in the form the Company has entered into with its other non-employee directors, which form is filed as Exhibit 10.13 to the Company’s Amendment No. 1 to its Registration Statement on Form S1 (File No. 333-206544) filed by the Company on September 11, 2015. Under this agreement, the Company will agree, among other things, to indemnify Mr. Heffernan for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by him in any action or proceeding arising out of his service as one of the Company’s directors.

There are no arrangements or understandings between Mr. Heffernan and any other person pursuant to which Mr. Heffernan was appointed as a director. There are no transactions to which the Company is a party and in which Mr. Heffernan has a material interest that are required to be disclosed under Item 404(a) of Regulation S-K. Mr. Heffernan has not previously held any positions with the Company and has no family relations with any directors or executive officers of the Company.

On December 9, 2020, the Company issued a press release announcing Mr. Heffernan’s appointment to the Board, a copy of which is attached to this Current Report on Form 8-K as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d)Exhibits

Exhibit No.	Description
99.1	Press Release dated December 9, 2020.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYNLOGIC, INC.

Date: December 9, 2020	By:	/s/ Aoife Brennan
	Name:	Aoife Brennan
	Title:	President and Chief Executive Officer